    EXHIBIT 99.1

News Release     News Release     News Release      News Release      News Release

FOR IMMEDIATE RELEASE

Media Contact:
Marina H. Norville, marina.h.norville@aexp.com, +1.212.640.2832

Investors/Analysts Contacts:
Ken F. Paukowits, ken.f.paukowits@aexp.com, +1.212.640.6348
Toby Willard, sherwood.s.willardjr@aexp.com, +1.212.640.5574

AMERICAN EXPRESS FIRST QUARTER EPS OF $1.45, FULL YEAR OUTLOOK REAFFIRMED

REVENUES RISE ON STRONG NET INTEREST INCOME GROWTH

3 MILLION NEW CARDS ACQUIRED ON HIGH INVESTMENT SPENDING

(Millions, except percentages and per share amounts)

	Quarters Ended March 31,		Percentage Inc/(Dec)
	2016	2015
Total Revenues Net of Interest Expense	$8,088	$7,950	2
Net Income	$1,426	$1,525	(6)
Earnings Per Common Share – Diluted:
Net Income Attributable to Common Shareholders[1]	$1.45	$1.48	(2)
Average Diluted Common Shares Outstanding	963	1,023	(6)
Return on Average Equity	23.6%	29.0%

New York – April 20, 2016 – American Express Company (NYSE: AXP) today reported first-quarter net income of $1.4 billion, down 6 percent from $1.5 billion a year ago.  Diluted earnings per share was $1.45, down from $1.48 a year ago.

First-quarter consolidated total revenues net of interest expense were $8.1 billion, up 2 percent from $8.0 billion a year ago.  FX-adjusted consolidated total revenues increased 4 percent, reflecting a rise in net interest income, Card Member spending and net card fees.2

1	Represents net income less (i) earnings allocated to participating share awards of $11 million for the three months ended March 31, 2016 and 2015, and (ii) dividends on preferred shares of $21 million and nil for the three months ended March 31, 2016 and 2015, respectively.
2	As reported in this release, FX-adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translations into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended March 31, 2016 apply to the period(s) against which such results are being compared). Certain amounts included in the calculations of FX-adjusted revenues and expenses, which constitute non-GAAP measures, are subject to management allocations. The company believes the presentation of information on an FX-adjusted basis is helpful to investors by making it easier to compare the company’s performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

Consolidated provisions for losses were $434 million, up 3 percent from $420 million a year ago.  The current quarter reflected the accounting for certain cobrand loan portfolios as “held for sale,” where credit costs are now reported in other operating expenses. The increase from last year was also impacted by a smaller reserve release than a year ago.

Consolidated expenses were $5.5 billion, up 5 percent, from $5.2 billion a year ago.  The current quarter’s expenses included:
•	A $118 million increase in marketing and promotion costs to support initiatives to grow the business;
•	An $84 million ($55 million after-tax) restructuring charge;
•	A $63 million increase in rewards expenses, driven primarily by higher Card Member spending; and
•	A benefit of $127 million ($79 million after-tax) from a gain on the sale of the JetBlue cobrand portfolio, which was reported in other operating expenses.

The effective tax rate for the quarter was 35 percent, up from 34 percent a year ago.

The company's return on average equity (ROE) was 23.6 percent, down from 29.0 percent a year ago.

“First quarter results were in line with the financial outlook we provided last month at our Investor Day,” said Kenneth I. Chenault, chairman and chief executive officer.  “Despite strong competition throughout the payments industry, we generated a 4 percent increase in FX-adjusted revenues.2  Those revenues reflected strong, underlying growth in our lending portfolio, along with higher Card Member spending and fee income. Our 6 percent rise in Card Member spending was partially offset by a lower merchant discount rate and the higher costs associated with cash back rewards.
“Investment spending was up significantly and reflected initiatives to grow the business by expanding our Card Member base and gaining a greater share of their overall spending and borrowing.  We added 3 million new proprietary cards this quarter, with almost two thirds of the consumer acquisitions coming through digital channels. Our underlying loan portfolio grew 11 percent and credit metrics remained excellent.
“In addition, we continued to make very good progress on expanding our merchant network here in the United States and internationally.  Operating expenses continued to be well managed and the restructuring charge this quarter reflected an initial phase of actions to take $1 billion out of our cost base by 2017.  Our priorities for this year and next continue to be accelerating revenue growth, resetting our cost base and optimizing the investments we’re making in the business.
“Given the actions we are taking and the strength of our business model, I believe our outlook for 2016 of EPS between $5.40 to $5.70 and EPS of at least $5.60 in 2017 remains appropriate.   And, as we said last month at Investor Day, this outlook excludes the impact of restructuring charges or other contingencies.”

Segment Results

As previously announced, effective for the first quarter of 2016, the company realigned its segment presentation to reflect the organizational changes announced during the fourth quarter of 2015.  Prior periods have been restated to conform to the new reportable operating segments, which are as follows:
•	U.S. Consumer Services, including the proprietary U.S. Consumer Card Services business and travel services in the United States.
•	International Consumer and Network Services, including the proprietary International Consumer Card Services business, Global Network Services business and travel services outside the United States.
•	Global Commercial Services, including the proprietary Global Corporate Payments business, small business services businesses in the United States. and internationally, merchant financing products and foreign exchange services operations.
•	Global Merchant Services, including the Global Merchant Services business and the Global Loyalty Coalition businesses.

Corporate functions and certain other businesses and operations are included in Corporate and Other.

U.S. Consumer Services reported first-quarter net income of $694 million, up 5 percent from $659 million a year ago.

Total revenues net of interest expense increased 3 percent to $3.3 billion from $3.2 billion a year ago.   The rise primarily reflected higher net interest income from growth in the loan portfolio.

Provisions for losses totaled $190 million, down 2 percent from $193 million a year ago.  The decrease resulted from the previously mentioned accounting for certain cobrand loans as “held for sale.” That impact was partially offset by higher loan balances, excluding the "held for sale" loans in both periods.

Total expenses were $2 billion, up 2 percent from a year ago.  The current quarter reflected higher marketing, rewards and Card Member services costs, partially offset by the previously mentioned gain on the sale of the JetBlue cobrand portfolio.

The effective tax rate was 36 percent, down from 37 percent a year ago.

International Consumer and Network Services reported first-quarter net income of $188 million, down 5 percent from $197 million a year ago.  The decline reflected the impact of the stronger U.S. dollar.

Total revenues net of interest expense were $1.3 billion, down 1 percent compared to a year ago.  FX-adjusted revenues increased 8 percent, primarily reflecting higher Card Member spending and an increase in net card fees.2

Total expenses were $987 million, up 1 percent from $977 million a year ago.  FX-adjusted expenses increased 6 percent.2  The current quarter’s expenses reflected higher marketing and rewards costs.

The effective tax rate was 26 percent, down from 30 percent a year ago.

Global Commercial Services reported first-quarter net income of $485 million, down 6 percent from $517 million a year ago.

Total revenues net of interest expense were $2.4 billion, up 2 percent compared to a year ago.  The increase reflected higher net interest income and Card Member spending.

Provisions for losses totaled $160 million, up 6 percent from $151 million a year ago, primarily driven by higher merchant financing loan balances and delinquencies, partially offset by lower write-offs in the Card Member receivables portfolio.

Total expenses were $1.5 billion, up 7 percent from $1.4 billion a year ago.  The current quarter’s expenses reflected higher rewards and investment spending, primarily on technology development.

The effective tax rate was 36 percent, down from 37 percent a year ago.

Global Merchant Services reported first-quarter net income of $357 million, down 3 percent from $369 million a year ago.  The decline reflected the impact of the stronger U.S. dollar.

Total revenues net of interest expense were $1.1 billion, down 3 percent compared to a year ago.  FX-adjusted revenues were flat compared to a year ago.2  The current quarter’s revenues were impacted by a lower net merchant discount rate, which offset the benefit of higher Card Member spending.

Total expenses were $521 million, down 3 percent from $537 million a year ago.  FX-adjusted expenses decreased 2 percent.2 The decrease reflected lower merchant acquirer payments related to OptBlue, the company's initiative to expand merchant coverage in the United States.

The effective tax rate was 38 percent, up from 37 percent a year ago.

Corporate and Other reported first-quarter net loss of $298 million, compared to a net loss of $217 million a year ago.

# # #

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products, services and corporate responsibility information: charge and credit cards, business credit cards, Plenti rewards program, travel services, gift cards, prepaid cards, merchant services, corporate card, business travel and corporate responsibility.

An investor conference call will be held at 5:00 p.m. (ET) today to discuss first-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public on the American Express Investor Relations website at http://ir.americanexpress.com. A replay of the conference call will be available later today at the same website address.

Cautionary Note Regarding Forward-looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the Company’s expected business and financial performance and which include management’s outlook for 2016-2017, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:

•
the Company’s ability to achieve its earnings per common share outlook for 2016 and 2017, which will depend in part on the following: an acceleration of billed business and revenue growth above the level generated in 2015, which could be impacted by, among other things, weakening economic conditions in the United States or internationally, a decline in consumer confidence impacting the willingness and ability of Card Members to sustain spending, a further decline in airfare and gas prices, a further strengthening of the U.S. dollar, a greater erosion of the average discount rate than expected, a greater impact on discount revenue from cash back, GNS volumes and cobrand partner and client incentive payments, continued cautious spending by large and global corporate Card Members and lower spending on new cards acquired than estimated; the Company’s success in addressing competitive pressures and implementing its strategies and business initiatives, including growing profitable spending from new and existing Card Members, increasing penetration among middle market and small business clients, expanding its international footprint, growing loyalty coalitions and increasing merchant acceptance; the timing and impact of the expected sale of the Costco U.S. Card Member loan portfolio; realizing incremental economics associated with the Costco U.S. contract extension, which could be impacted by, among other things, Card Member behavior, including the desire of Costco U.S. Card Members to continue to use their Costco U.S. cobrand cards and the availability to those Card Members of other payment forms; the impact of any potential restructuring charges or other contingencies, including, but not limited to, litigation-related expenses, impairments, the imposition of fines or civil money penalties, an increase in Card Member reimbursements and changes in reserves; credit performance remaining in line with current expectations; continued growth of Card Member loans held for investment; the ability to continue to realize benefits from restructuring actions and operating leverage at levels consistent with current expectations; the amount the Company spends on growth initiatives; changes in interest rates beyond current expectations; the impact of regulation and litigation, which could affect the profitability of the Company’s business activities, limit the Company’s ability to pursue business opportunities, require changes to business practices or alter the Company’s relationships with partners, merchants and Card Members; the Company’s tax rate being in the 34-35% range, which could be impacted by, among other things, the Company’s geographic mix of income being weighted more to higher tax jurisdictions than expected and unfavorable tax audits and other unanticipated tax items; the impact of accounting changes and reclassifications; and the Company’s ability to continue executing its share repurchase program;

•
the actual amount to be spent on growth initiatives, as well as the timing of any such spending, which will be based in part on management’s assessment of competitive opportunities, overall business performance, the amount of any potential gain arising from a sale of the Costco U.S. Card Member loan portfolio management decides to invest in the business, contractual obligations with business partners and other fixed costs relative to revenue levels, management’s ability to identify attractive investment opportunities and make such investments, which could be impacted by business, regulatory or legal complexities and the Company’s performance, and the Company’s ability to realize efficiencies, optimize investment spending and control expenses to fund such spending;

•
the ability of the Company to reduce its overall cost base by $1 billion by the end of 2017 and to realize the full benefit of the Company’s actions by the beginning of 2018, which will depend in part on the timing and financial impact of future reengineering plans (including whether the Company will recognize restructuring charges in future periods and the expected size of any such charges), which could be impacted by factors such as the Company’s inability to mitigate the operational and other risks posed by potential staff reductions, the Company’s inability to develop and implement technology resources to realize cost savings, underestimating hiring needs related to some of the job positions being eliminated and other employee needs not currently anticipated, lower than expected attrition rates and higher than expected redeployment rates; the ability of the Company to identify synergies and redundancies within its organizational structure, as well as reduce management layers; the ability of the Company to reduce annual operating expenses, which could be impacted by, among other things, the factors identified below; and the ability of the Company to optimize and lower marketing and promotion expenses, which could be impacted by higher advertising and mailing costs, competitive pressures that may require additional expenditures or limit the Company’s ability to reduce costs, the availability of opportunities to invest at a higher level due to favorable business results and changes in macroeconomic conditions;

•
the ability to reduce annual operating expenses, which could be impacted by increases in significant categories of operating expenses, such as consulting or professional fees, including as a result of increased litigation, compliance or regulatory-related costs, technology costs or fraud costs; the ability of the Company to develop, implement and achieve substantial benefits from reengineering plans; higher than expected employee levels; the impact of changes in foreign currency exchange rates on costs; the payment of civil money penalties, disgorgement, restitution, non-income tax assessments and litigation-related settlements; impairments of goodwill or other assets; management’s decision to increase or decrease spending in such areas as technology, business and product development and sales forces depending on overall business performance; greater than expected inflation or merit increases; the Company’s ability to balance expense control and investments in the business; the impact of accounting changes and reclassifications; and the level of M&A activity and related expenses;

•
the Company’s lending write-off rates changing differently than current expectations and provision expense being higher or lower than current expectations, which will depend in part on changes in the level of loan balances, delinquency rates of Card Members, loans related to new Card Members performing as expected, unemployment rates, the volume of bankruptcies and recoveries of previously written-off loans;

•
the Company’s ability to execute against its lending strategy to grow Card Member loans held for investment without change the overall risk profile of the Company as well as non-card loans, which may be affected by increasing competition, brand perceptions and reputation, the Company’s ability to manage risk in a growing Card Member loan portfolio, and the behavior of Card Members and their actual spending and borrowing patterns, which in turn may be driven by the Company’s ability to issue new and enhanced card products, offer attractive services and rewards programs, attract new Card Members, reduce Card Member attrition and capture a greater share of existing Card Members’ spending and borrowings;

•
uncertainties associated with the timing and impact of the expected sale of the Costco U.S. Card Member loan portfolio, such as operational issues related to the transfer of Card Member loans and accounts, the parties’ ability to satisfy the closing conditions and the amount of any gain recognized by the Company as a result of a sale, which could be impacted by the credit quality and performance of the portfolio, the amount of any volume decline experienced by the cobrand portfolio and the timing of the potential sale as the gain will be determined by the amount of the aggregate outstanding loans transferred at closing;

•
the possibility that the Company will not execute on its plans to significantly increase merchant coverage, which will depend in part on the success of OptBlue merchant acquirers in signing merchants to accept American Express, which could be impacted by the pricing set by the merchant acquirers, the value proposition offered to small merchants and the efforts of OptBlue merchant acquirers to sign merchants to accept American Express, as well as the willingness of Card Members to use American Express cards at small merchants and of those merchants to accept American Express cards;

•
the erosion of the average discount rate by a greater amount than anticipated during 2016, including as a result of changes in the mix of spending by location and industry, merchant incentives and concessions, volume-related pricing discounts, strategic investments, certain pricing initiatives, competition, pricing regulation (including regulation of competitors’ interchange rates in the European Union and elsewhere) and other factors;

•
uncertainty relating to the ultimate outcome of the antitrust lawsuit filed against the Company by the U.S. Department of Justice and certain state attorneys general, including the success or failure of our appeal and the impact on existing private merchant cases and potentially additional litigation and/or arbitrations;

•
changes affecting the ability or desire of the Company to return capital to shareholders through dividends and share repurchases, including the opportunity for incremental capital returns related to the Costco U.S. portfolio sale, which will depend on factors such as approval of the Company’s capital plans by its primary regulators, the amount the Company spends on acquisitions and the Company’s results of operations and capital needs in any given period; and

•
factors beyond the Company’s control such as changes in global economic and business conditions, including consumer and business spending, the availability and cost of capital, unemployment and political conditions, foreign currency rates, fire, power loss, disruptions in telecommunications, severe weather conditions, natural disasters, health pandemics, terrorism, cyber attacks or fraud, which could significantly affect spending on American Express cards, delinquency rates, loan balances and travel-related spending or disrupt the Company’s global network systems and ability to process transactions.

A further description of these uncertainties and other risks can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, the Company's other filings with the Securities and Exchange Commission and the Company’s presentation slides for the investor conference call available on the American Express Investor Relations website at http://ir.americanexpress.com.

American Express Company	(Preliminary)
Consolidated Statements of Income
(Millions, except percentages and per share amounts)

	Q1'16	Q4'15	Q3'15	Q2'15	Q1'15	YOY % change
Non-interest revenues
Discount revenue	$4,643	$4,913	$4,778	$4,946	$4,660	-
Net card fees	699	687	679	667	667	5
Other fees and commissions (A)	680	704	727	727	708	(4)
Other	486	540	504	521	468	4
Total non-interest revenues	6,508	6,844	6,688	6,861	6,503	-
Interest income
Interest on loans	1,938	1,891	1,847	1,776	1,795	8
Interest and dividends on investment securities	36	37	38	41	41	(12)
Deposits with banks and other	31	19	19	20	21	48
Total interest income	2,005	1,947	1,904	1,837	1,857	8
Interest expense
Deposits	150	138	125	109	103	46
Long-term debt and other	275	262	274	305	307	(10)
Total interest expense	425	400	399	414	410	4
Net interest income	1,580	1,547	1,505	1,423	1,447	9
Total revenues net of interest expense	8,088	8,391	8,193	8,284	7,950	2
Provisions for losses
Charge card	169	195	203	165	174	(3)
Card Member loans	227	361	309	285	235	(3)
Other	38	16	17	17	11	#
Total provisions for losses	434	572	529	467	420	3
Total revenues net of interest expense after provisions for losses	7,654	7,819	7,664	7,817	7,530	2

Expenses
Marketing and promotion	727	892	847	761	609	19
Card Member rewards	1,703	1,794	1,763	1,799	1,640	4
Card Member services and other	282	246	269	242	261	8
Salaries and employee benefits	1,338	1,209	1,212	1,250	1,305	3
Professional services	604	784	687	655	624	(3)
Occupancy and equipment	465	482	523	415	434	7
Other, net	351	958	425	465	341	3
Total expenses	5,470	6,365	5,726	5,587	5,214	5
Pretax income	2,184	1,454	1,938	2,230	2,316	(6)
Income tax provision	758	555	672	757	791	(4)
Net income	$1,426	$899	$1,266	$1,473	$1,525	(6)
Net income attributable to common shareholders (B)	$1,394	$873	$1,234	$1,442	$1,514	(8)
Effective tax rate	34.7%	38.2%	34.7%	33.9%	34.2%

Earnings Per Common Share
Basic
Net income attributable to common shareholders	$1.45	$0.89	$1.24	$1.43	$1.49	(3)
Average common shares outstanding	961	977	994	1,009	1,019	(6)
Diluted
Net income attributable to common shareholders	$1.45	$0.89	$1.24	$1.42	$1.48	(2)
Average common shares outstanding	963	981	997	1,013	1,023	(6)
Cash dividends declared per common share	$0.29	$0.29	$0.29	$0.29	$0.26	12

# - Denotes a variance of more than 100 percent.

See Appendix IV for footnote references

American Express Company	(Preliminary)
Consolidated Balance Sheets and Related Statistical Information
(Billions, except percentages, per share amounts and where indicated)

	Q1'16	Q4'15	Q3'15	Q2'15	Q1'15	YOY % change
Assets
Cash & cash equivalents	$25	$23	$20	$21	$24	4
Card Member loans and receivables held for sale	12	15	-	-	-	-
Card Member receivables, less reserves	44	44	44	44	43	2
Card Member Loans, less reserves	56	58	68	68	66	(15)
Investment securities	4	4	4	5	4	-
Other (C)	18	17	18	19	18	-
Total assets	$159	$161	$154	$157	$155	3

Liabilities and Shareholders' Equity
Customer deposits	$56	$55	$49	$47	$45	24
Short-term borrowings	3	5	3	4	2	50
Long-term debt	47	48	49	53	55	(15)
Other (C)	32	32	32	31	31	3
Total liabilities	138	140	133	135	133	4

Shareholders' Equity	21	21	21	22	22	(5)
Total liabilities and shareholders' equity	$159	$161	$154	$157	$155	3

Return on average equity (D)	23.6%	24.0%	26.8%	28.1%	29.0%
Return on average common equity (D)	24.8%	25.2%	27.8%	28.8%	29.3%
Return on average tangible common equity (D)	30.6%	31.0%	34.2%	35.4%	36.2%
Book value per common share (dollars) (E)	$20.13	$19.71	$20.06	$20.27	$19.93	1

# - Denotes a variance of more than 100 percent.

See Appendix IV for footnote references

American Express Company	(Preliminary)
Consolidated Capital

	Q1'16	Q4'15	Q3'15	Q2'15	Q1'15
Shares Outstanding (in millions)
Beginning of period	969	985	1,002	1,016	1,023
Repurchase of common shares	(20)	(16)	(18)	(16)	(9)
Net impact of employee benefit plans and others	2	-	1	2	2
End of period	951	969	985	1,002	1,016

Risk-Based Capital Ratios - Transitional Basel III ($ in billions) (F)
Common Equity Tier 1/Risk Weighted Assets (RWA)	12.6%	12.4%	13.2%	13.5%	13.8%
Tier 1	13.8%	13.5%	14.3%	14.7%	14.9%
Total	15.3%	15.2%	16.2%	16.5%	16.8%

Common Equity Tier 1	$16.5	$16.7	$17.1	$17.7	$17.6
Tier 1 Capital	$18.0	$18.3	$18.7	$19.2	$19.1
Tier 2 Capital	$2.1	$2.3	$2.4	$2.3	$2.4
Total Capital	$20.1	$20.6	$21.1	$21.5	$21.5
RWA	$130.9	$135.2	$130.2	$130.7	$128.0
Tangible Common Equity (TCE)/RWA (G)	11.8%	11.5%	12.3%	12.6%	12.8%
Tier 1 Leverage	11.5%	11.7%	12.1%	12.4%	12.3%
Supplementary Leverage Ratio (SLR) (H)	9.6%	9.8%	10.2%	10.4%	10.4%
TCE	$15.5	$15.5	$16.0	$16.5	$16.4
Average Total Assets to calculate the Tier 1 Leverage Ratio (I)	$157.1	$156.4	$153.7	$155.1	$155.4
Total Leverage Exposure to calculate SLR	$188.3	$186.6	$182.8	$184.1	$184.0

Risk-Based Capital Ratios - Estimated fully phased-in Basel III ($ in billions) (F) (J)
RWA (J)	$132.2	$135.0	$129.9	$130.4	$128.7
Risk-Based Capital (Common Equity Tier 1) (J)	$15.9	$15.9	$16.3	$16.9	$16.8
Risk-Based Capital (Tier 1) (J)	$17.5	$17.5	$17.9	$18.5	$18.4
Common Equity Tier 1 ratio (J)(K)	12.0%	11.8%	12.6%	12.9%	13.1%
Tier 1 Risk-Based Capital Ratio (J)(L)	13.2%	13.0%	13.8%	14.1%	14.3%
Supplementary Leverage Ratio (J)(M)	9.3%	9.4%	9.8%	10.0%	10.0%

# - Denotes a variance of more than 100 percent.

See Appendix IV for footnote references

American Express Company	(Preliminary)
Selected Card Related Statistical Information
(Billions, except percentages and where indicated)
	Q1'16	Q4'15	Q3'15	Q2'15	Q1'15	YOY % change
Card billed business (N):
United States	$176.3	$190.2	$180.4	$181.8	$169.4	4
Outside the United States	77.5	83.0	78.5	80.2	76.2	2
Worldwide	$253.8	$273.2	$258.9	$262.0	$245.6	3
Total cards-in-force (O) (millions):
United States	57.9	57.6	56.4	55.3	54.8	6
Outside the United States	60.7	60.2	59.4	58.5	57.4	6
Worldwide	118.6	117.8	115.8	113.8	112.2	6
Basic cards-in-force (O) (millions):
United States	45.1	44.8	43.6	42.8	42.4	6
Outside the United States	50.0	49.5	49.0	48.2	47.3	6
Worldwide	95.1	94.3	92.6	91.0	89.7	6
Average basic Card Member spending (dollars) (P)
United States	$4,249	$4,633	$4,503	$4,616	$4,320	(2)
Outside the United States	$3,082	$3,352	$3,197	$3,297	$3,135	(2)
Worldwide	$3,952	$4,305	$4,165	$4,272	$4,008	(1)
Card Member loans (Q)
United States	$50.7	$51.5	$62.1	$61.8	$59.9	(15)
Outside the United States	$6.7	$7.1	$6.8	$7.2	$6.9	(3)
Worldwide	$57.4	$58.6	$68.9	$69.0	$66.8	(14)

Average discount rate (R)	2.44%	2.42%	2.46%	2.49%	2.49%
Average fee per card (dollars) (P)	$40	$39	$39	$39	$39	3
Average fee per card adjusted (dollars) (P)	$43	$43	$44	$43	$44	(2)

# - Denotes a variance of more than 100 percent.

See Appendix IV for footnote references

American Express Company	(Preliminary)
Selected Credit Related Statistical Information
(Billions, except percentages and where indicated)

	Q1'16	Q4'15	Q3'15	Q2'15	Q1'15	YOY % change
Worldwide Card Member receivables (Q)
Total receivables	$44.5	$44.1	$44.3	$44.9	$43.7	2
Loss reserves (millions):
Beginning balance	$462	$441	$420	$429	$465	(1)
Provisions (S)	169	195	203	165	174	(3)
Net write-offs (T)	(186)	(169)	(174)	(171)	(199)	(7)
Other (U)	1	(5)	(8)	(3)	(11)	#
Ending balance	$446	$462	$441	$420	$429	4
% of receivables	1.0%	1.0%	1.0%	0.9%	1.0%
Net write-off rate (principal only) (V)	1.9%	1.7%	1.8%	1.7%	2.1%
Net write-off rate (principal and fees) (V)	2.1%	1.9%	2.0%	1.9%	2.3%
30 days past due as a % of total	1.5%	1.5%	1.6%	1.5%	1.6%
Net loss ratio (as a % of charge volume) - Global Corporate Payments (GCP) (W)	0.08%	0.08%	0.08%	0.09%	0.10%
90 days past billing as a % of total - GCP	0.7%	0.9%	0.7%	0.7%	0.7%

Worldwide Card Member loans (Q)
Total loans	$57.4	$58.6	$68.9	$69.0	$66.8	(14)
Loss reserves (millions):
Beginning balance	$1,028	$1,164	$1,132	$1,130	$1,201	(14)
Provisions (S)	227	361	309	285	235	(3)
Net write-offs - principal (T)	(214)	(234)	(231)	(243)	(259)	(17)
Net write-offs - interest and fees (T)	(40)	(40)	(37)	(42)	(43)	(7)
Reserves transferred to held for sale	-	(224)	-	-	-
Other (U)	11	1	(9)	2	(4)	#
Ending balance	$1,012	$1,028	$1,164	$1,132	$1,130	(10)
Ending reserves - principal	$959	$975	$1,114	$1,076	$1,074	(11)
Ending reserves - interest and fees	$53	$53	$50	$56	$56	(5)
% of loans	1.8%	1.8%	1.7%	1.6%	1.7%
% of past due	161%	164%	164%	171%	163%
Average loans	$57.4	$67.1	$69.0	$68.0	$67.6	(15)
Net write-off rate (principal only) (V)	1.5%	1.4%	1.3%	1.4%	1.5%
Net write-off rate (principal, interest and fees) (V)	1.8%	1.6%	1.6%	1.7%	1.8%
30 days past due loans as a % of total	1.1%	1.1%	1.0%	1.0%	1.0%

Net interest income divided by average loans (X)	8.9%	8.7%	8.7%	8.4%	8.6%
Net interest yield on Card Member loans (X)	9.7%	9.4%	9.5%	9.3%	9.6%

# - Denotes a variance of more than 100 percent.

 See Appendix IV for footnote references

American Express Company	(Preliminary)
Selected Income Statement information by Segment
(Millions)

	U.S. Consumer Services	International Consumer and Network Services	Global Commercial Services	Global Merchant Services	Corporate and Other	Consolidated
	(USCS)	(ICNS)	(GCS)	(GMS)
Q1'16
Non-interest revenues	$2,029	$1,140	$2,190	$1,041	$108	$6,508
Interest income	1,391	227	321	-	66	2,005
Interest expense	140	54	95	(59)	195	425
Total revenues net of interest expense	3,280	1,313	2,416	1,100	(21)	8,088
Total provision	190	71	160	8	5	434
Pretax income (loss)	1,087	255	761	571	(490)	2,184
Income tax provision (benefit)	393	67	276	214	(192)	758
Net income (loss)	694	188	485	357	(298)	1,426
Q1'15
Non-interest revenues	$2,031	$1,145	$2,175	$1,070	$82	$6,503
Interest income	1,273	245	278	-	61	1,857
Interest expense	114	63	89	(59)	203	410
Total revenues net of interest expense	3,190	1,327	2,364	1,129	(60)	7,950
Total provision	193	70	151	6	-	420
Pretax income (loss)	1,041	280	817	586	(408)	2,316
Income tax provision (benefit)	382	83	300	217	(191)	791
Net income (loss)	659	197	517	369	(217)	1,525
YOY % change
Non-interest revenues	-	-	1	(3)	32	-
Interest income	9	(7)	15	-	8	8
Interest expense	23	(14)	7	-	(4)	4
Total revenues net of interest expense	3	(1)	2	(3)	(65)	2
Total provision	(2)	1	6	33	-	3
Pretax income (loss)	4	(9)	(7)	(3)	20	(6)
Income tax provision (benefit)	3	(19)	(8)	(1)	1	(4)
Net income (loss)	5	(5)	(6)	(3)	37	(6)

 See Appendix IV for footnote references

American Express Company	(Preliminary)
Billed Business Growth Trend

	YOY % change
	Reported					FX-Adjusted (Y)
	Q1'16	Q4'15	Q3'15	Q2'15	Q1'15	Q1'16	Q4'15	Q3'15	Q2'15	Q1'15
Worldwide (Z)
Total Billed Business	3%	2%	0%	2%	3%	6%	5%	5%	6%	7%
Proprietary billed business	3	1	0	0	2	4	3	3	4	5
GNS billed business (AA)	5	3	(1)	5	7	13	14	13	16	16
Airline-related volume (9% of Q1'16 worldwide billed business)	(4)	(5)	(6)	(5)	(3)	(2)	(1)	0	1	2

United States (Z)
Billed Business	4	4	4	5	6	n/a	n/a	n/a	n/a	n/a
Proprietary consumer card billed business (AB)	4	4	4	5	6	n/a	n/a	n/a	n/a	n/a
Proprietary small business and corporate services billed business (AC)	5	3	4	4	6	n/a	n/a	n/a	n/a	n/a
T&E-related volume (27% of Q1'16 U.S.billed business)	1	2	3	4	5	n/a	n/a	n/a	n/a	n/a
Non-T&E-related volume (73% of Q1'16 U.S. billed business)	5	4	4	5	6	n/a	n/a	n/a	n/a	n/a
Airline-related volume (8% of Q1'16 U.S. billed business)	(5)	(3)	(3)	(2)	0	n/a	n/a	n/a	n/a	n/a

Outside the United States (Z)
Billed Business	2	(3)	(8)	(5)	(3)	9	8	7	8	8
Japan, Asia Pacific & Australia ("JAPA") billed business	8	5	(2)	4	6	13	14	13	16	15
Latin America & Canada ("LACC") billed business	(14)	(19)	(24)	(18)	(14)	5	0	(5)	(5)	(4)
Europe, Middle East & Africa ("EMEA") billed business	3	(4)	(5)	(9)	(9)	8	5	7	7	6
Proprietary consumer card billed business (AA)	1	(8)	(15)	(14)	(12)	8	3	(1)	(1)	0
Proprietary small business and corporate services billed business (AC)	(3)	(10)	(11)	(11)	(10)	4	2	5	4	3

See Appendix IV for footnote references

U.S. Consumer Services	(Preliminary)
Selected Income Statement and Statistical Information

(Millions, except percentages)	Q1'16	Q4'15	Q3'15	Q2'15	Q1'15	YOY % change
Non-interest revenues	$2,029	$2,155	$2,117	$2,176	$2,031	-
Interest income	1,391	1,349	1,324	1,252	1,273	9
Interest expense	140	130	123	121	114	23
Net interest income	1,251	1,219	1,201	1,131	1,159	8
Total revenues net of interest expense	3,280	3,374	3,318	3,307	3,190	3
Provisions for losses	190	334	294	243	193	(2)
Total revenues net of interest expense after provisions for losses	3,090	3,040	3,024	3,064	2,997	3
Expenses
Marketing, promotion, rewards, Card Member services and other	1,348	1,410	1,396	1,366	1,210	11
Salaries and employee benefits and other operating expenses	655	793	768	759	746	(12)
Total expenses	2,003	2,203	2,164	2,125	1,956	2
Pretax segment income	1,087	837	860	939	1,041	4
Income tax provision	393	296	318	326	382	3
Segment income	$694	$541	$542	$613	$659	5
Effective tax rate	36.2%	35.4%	37.0%	34.7%	36.7%

(Billions, except percentages and where indicated)
Card billed business	$89.0	$98.4	$92.3	$93.6	$85.7	4
Total cards-in-force (millions)	40.9	40.7	40.0	39.1	38.6	6
Basic cards-in-force (millions)	28.8	28.6	28.0	27.3	26.9	7
Average basic Card Member spending (dollars) (P)	$3,092	$3,471	$3,337	$3,472	$3,184	(3)

Total segment assets (AD)	$86.3	$92.7	$84.0	$84.4	$84.0
Segment capital (AE)	$7.4	$7.2	$7.3	$7.9	$7.8
Return on average segment capital (AF)	31.8%	31.1%	30.1%	31.2%	30.5%
Return on average tangible segment capital (AF)	33.3%	32.5%	31.3%	32.4%	31.6%

Card Member receivables: (Q)
Total receivables	$10.3	$11.8	$10.5	$10.8	$10.5	(1)
30 days past due as a % of total	1.4%	1.4%	1.6%	1.4%	1.5%
Net write-off rate (principal only) (V)	1.8%	1.6%	1.5%	1.2%	2.1%
Net write-off rate (principal and fees) (V)	2.0%	1.8%	1.7%	1.4%	2.3%
Card Member loans: (Q)
Total loans	$42.4	$43.5	$52.2	$51.8	$50.3	(16)
30 days past due loans as a % of total	1.0%	1.0%	1.0%	0.9%	0.9%
Average loans	$42.5	$50.5	$52.1	$51.1	$50.9	(16)
Net write-off rate (principal only) (V)	1.5%	1.4%	1.3%	1.4%	1.5%
Net write-off rate (principal, interest and fees) (V)	1.7%	1.6%	1.5%	1.6%	1.7%

Net interest income divided by average loans (X)	9.3%	9.1%	9.2%	8.9%	9.1%
Net interest yield on Card Member loans (X)	9.5%	9.1%	9.2%	9.0%	9.4%

# - Denotes a variance of more than 100 percent.

See Appendix IV for footnote references

International Consumer and Network Services	(Preliminary)
Selected Income Statement and Statistical Information

(Millions, except percentages)	Q1'16	Q4'15	Q3'15	Q2'15	Q1'15	YOY % change
Non-interest revenues	$1,140	$1,178	$1,141	$1,163	$1,145	-
Interest income	227	235	228	237	245	(7)
Interest expense	54	59	55	58	63	(14)
Net interest income	173	176	173	179	182	(5)
Total revenues net of interest expense	1,313	1,354	1,314	1,342	1,327	(1)
Provisions for losses	71	77	77	76	70	1
Total revenues net of interest expense after provisions for losses	1,242	1,277	1,237	1,266	1,257	(1)
Expenses
Marketing, promotion, rewards, Card Member services and other	481	547	504	482	447	8
Salaries and employee benefits and other operating expenses	506	545	532	546	530	(5)
Total expenses	987	1,092	1,036	1,028	977	1
Pretax segment income	255	185	201	238	280	(9)
Income tax provision/(benefit)	67	45	47	45	83	(19)
Segment income	$188	$140	$154	$193	$197	(5)
Effective tax rate	26.3%	24.3%	23.4%	18.9%	29.6%

(Billions, except percentages and where indicated)
Card billed business
Proprietary	$24.7	$27.0	$25.1	$25.5	$24.5	1
Global Network Services (GNS)	40.5	43.5	$40.8	$41.5	$38.6	5
Total	$65.2	$70.5	$65.9	$67.0	$63.1	3

Total cards-in-force (millions)
Proprietary	14.8	14.6	14.5	14.5	14.3	3
GNS	47.7	47.4	46.3	45.5	44.5	7
Total	62.5	62.0	60.8	60.0	58.8	6

Proprietary basic cards-in-force (millions)	10.1	9.9	9.9	9.9	9.9	2
Average basic Card Member spending (dollars) (P)	$2,455	$2,718	$2,547	$2,600	$2,454	-

Total segment assets (AD)	$34.3	$35.1	$34.5	$28.9	$28.6
Segment capital (AE)	$2.5	$2.6	$3.1	$3.1	$3.0
Return on average segment capital (AF)	23.6%	23.8%	21.9%	24.8%	24.3%
Return on average tangible segment capital (AF)	31.7%	32.0%	29.6%	34.1%	34.2%

Card Member receivables: (Q)
Total receivables	$5.6	$5.6	$5.2	$5.5	$5.1	8
30 days past due as a % of total	1.5%	1.5%	1.6%	1.5%	1.6%
Net write-off rate (principal only) (V)	2.2%	2.1%	2.3%	2.1%	1.9%
Net write-off rate (principal and fees) (V)	2.4%	2.3%	2.5%	2.3%	2.1%
Card Member loans: (Q)
Total loans	$6.6	$7.1	$6.7	$7.2	$6.8	(3)
30 days past due loans as a % of total	1.8%	1.6%	1.6%	1.6%	1.8%
Average loans	$6.8	$7.0	$6.9	$7.0	$7.2	(6)
Net write-off rate (principal only) (V)	1.9%	1.8%	1.8%	2.0%	2.0%
Net write-off rate (principal, interest and fees) (V)	2.4%	2.2%	2.3%	2.5%	2.5%

Net interest income divided by average loans (X)	10.3%	10.1%	10.1%	10.2%	10.2%
Net interest yield on Card Member loans (X)	10.8%	10.6%	10.4%	10.7%	10.9%

# - Denotes a variance of more than 100 percent.

See Appendix IV for footnote references

Global Commercial Services	(Preliminary)
Selected Income Statement and Statistical Information

(Millions, except percentages)	Q1'16	Q4'15	Q3'15	Q2'15	Q1'15	YOY % change
Non-interest revenues	$2,190	$2,253	$2,217	$2,285	$2,175	1
Interest income	321	311	297	289	278	15
Interest expense	95	94	91	91	89	7
Net interest income	226	217	206	198	189	20
Total revenues net of interest expense	2,416	2,470	2,423	2,483	2,364	2
Provisions for losses	160	153	148	136	151	6
Total revenues net of interest expense after provisions for losses	2,256	2,317	2,275	2,347	2,213	2
Expenses
Marketing, promotion, rewards, Card Member services and other	766	784	826	809	723	6
Salaries and employee benefits and other operating expenses	729	772	712	689	673	8
Total expenses	1,495	1,556	1,538	1,498	1,396	7
Pretax segment income	761	761	737	849	817	(7)
Income tax provision	276	274	269	299	300	(8)
Segment income	$485	$487	$468	$550	$517	(6)
Effective tax rate	36.3%	36.0%	36.5%	35.2%	36.7%

(Billions, except percentages and where indicated)
Card billed business	$98.5	$103.2	$99.5	$100.4	$95.5	3
Total cards-in-force (millions)	15.2	15.1	15.0	14.7	14.8	3
Basic cards-in-force (millions)	15.2	15.1	15.0	14.7	14.8	3
Average basic Card Member spending (dollars) (P)	$6,509	$6,859	$6,711	$6,811	$6,461	1

Total segment assets (AD)	$46.7	$45.1	$45.9	$45.9	$45.5
Segment capital (AE)	$7.2	$7.0	$6.8	$7.1	$7.3
Return on average segment capital (AF)	28.0%	28.7%	34.1%	35.2%	34.4%
Return on average tangible segment capital (AF)	38.8%	40.0%	47.5%	49.2%	48.4%

Card Member receivables (Q)	$28.6	$26.7	$28.6	$28.6	$28.1	2
Card Member loans (Q)	$8.3	$8.0	$10.0	$10.0	$9.7	(14)

Card Member receivables: (Q)
Total receivables - GCP (W)	$15.4	$13.8	$15.7	$15.9	$15.7
90 days past billing as a % of total - GCP (W)	0.7%	0.9%	0.7%	0.7%	0.7%
Net loss ratio (as a % of charge volume) - GCP (W)	0.08%	0.08%	0.08%	0.09%	0.10%
Total receivables - Global Small Business Services (GSBS) (AG)	$13.2	$12.9	$12.9	$12.8	$12.4	7
30 days past due as a % of total - GSBS	1.6%	1.7%	1.6%	1.6%	1.8%
Net write-off rate (principal only) - GSBS (V)	1.8%	1.6%	1.8%	1.9%	2.2%
Net write-off rate (principal and fees) - GSBS (V)	2.1%	1.8%	2.0%	2.1%	2.4%
Card Member loans: (Q) (AH)
Total loans - GSBS	$8.3	$8.0	$10.0	$9.9	$9.7	(14)
30 days past due as a % of total - GSBS	1.0%	1.1%	1.0%	0.9%	1.0%
Average loans - GSBS	$8.1	$9.6	$9.9	$9.8	$9.5	(15)
Net write-off rate (principal only) - GSBS (U)	1.4%	1.2%	1.3%	1.3%	1.3%
Net write-off rate (principal, interest and fees) - GSBS (U)	1.6%	1.5%	1.5%	1.5%	1.6%

Net interest income divided by average loans (X)	8.8%	8.5%	8.3%	8.0%	7.9%
Net interest yield on Card Member loans (X)	10.5%	10.2%	10.0%	10.0%	10.2%

# - Denotes a variance of more than 100 percent.

See Appendix IV for footnote references

Global Merchant Services	(Preliminary)
Selected Income Statement and Statistical Information

(Millions, except percentages)	Q1'16	Q4'15	Q3'15	Q2'15	Q1'15	YOY % change
Non-interest revenues	$1,041	$1,148	$1,123	$1,130	$1,070	(3)
Interest income	-	-	-	1	-	-
Interest expense	(59)	(57)	(46)	(49)	(59)	-
Net interest income	59	57	46	50	59	-
Total revenues net of interest expense	1,100	1,205	1,169	1,180	1,129	(3)
Provisions for losses	8	9	8	8	6	33
Total revenues net of interest expense after provisions for losses	1,092	1,196	1,161	1,172	1,123	(3)
Expenses
Marketing, promotion, rewards, Card Member services and other	58	84	78	76	56	4
Salaries and employee benefits and other operating expenses	463	537	449	510	481	(4)
Total expenses	521	621	527	586	537	(3)
Pretax segment income	571	575	634	586	586	(3)
Income tax provision	214	211	237	217	217	(1)
Segment income	$357	$364	$397	$369	$369	(3)
Effective tax rate	37.5%	36.7%	37.4%	37.0%	37.0%

Loyalty Coalition revenue	$94	$99	$100	$88	$91	3

(Billions, except percentages and where indicated)
Average discount rate (R)	2.44%	2.42%	2.46%	2.49%	2.49%
Total segment assets (AD)	$23.7	$23.5	$23.3	$17.4	$17.2
Segment capital (AE)	$2.4	$2.4	$2.6	$2.3	$2.2
Return on average segment capital (AF)	62.7%	64.8%	66.9%	68.0%	68.9%
Return on average tangible segment capital (AF)	79.3%	82.7%	86.5%	89.5%	92.0%

# - Denotes a variance of more than 100 percent.

See Appendix IV for footnote references

American Express Company	(Preliminary)
Appendix I
Components of Return on Average Equity (ROE), Return on Average Common Equity (ROCE), and Return on Average Tangible Common Equity (ROTCE)
(Millions, except percentages)

	For the Twelve Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2016	2015	2015	2015	2015
ROE
Net income	$5,064	$5,163	$5,711	$5,922	$5,978
Average shareholders' equity	$21,499	$21,494	$21,349	$21,050	$20,606
Return on average equity (AI)	23.6%	24.0%	26.8%	28.1%	29.0%

Reconciliation of ROCE and ROTCE
Net income	$5,064	$5,163	$5,711	$5,922	$5,978
Preferred shares dividends and related accretion	83	62	42	20	-
Earnings allocated to participating share awards and other	38	38	43	44	45
Net income attributable to common shareholders	$4,943	$5,063	$5,626	$5,858	$5,933

Average shareholders' equity	$21,499	$21,494	$21,349	$21,050	$20,606
Average preferred shares	1,584	1,390	1,081	716	350
Average common shareholders' equity	$19,915	$20,104	$20,268	$20,334	$20,256
Average goodwill and other intangibles	3,742	3,782	3,796	3,802	3,845
Average tangible common shareholders' equity	$16,173	$16,322	$16,472	$16,532	$16,411
Return on average common equity (AI)	24.8%	25.2%	27.8%	28.8%	29.3%
Return on average tangible common equity (AJ)	30.6%	31.0%	34.2%	35.4%	36.2%

See Appendix IV for footnote references

American Express Company	(Preliminary)
Appendix II
Components of Return on Average Segment Capital (ROSC) and Return on Average Tangible Segment Capital (ROTSC)
(Millions, except percentages)

	For the Twelve Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2016	2015	2015	2015	2015
U.S. Consumer Services
Segment income	$2,390	$2,355	$2,274	$2,355	$2,271
Average segment capital	$7,514	$7,560	$7,556	$7,551	$7,440
Average goodwill and other intangibles	330	317	299	280	261
Average tangible segment capital	$7,184	$7,243	$7,257	$7,271	$7,179
Return on average segment capital (AK)	31.8%	31.1%	30.1%	31.2%	30.5%
Return on average tangible segment capital (AK)	33.3%	32.5%	31.3%	32.4%	31.6%

International Consumer and Network Services
Segment income	$676	$684	$627	$688	$651
Average segment capital	$2,861	$2,873	$2,861	$2,780	$2,675
Average goodwill and other intangibles	727	735	743	759	774
Average tangible segment capital	$2,134	$2,138	$2,118	$2,021	$1,901
Return on average segment capital (AK)	23.6%	23.8%	21.9%	24.8%	24.3%
Return on average tangible segment capital (AK)	31.7%	32.0%	29.6%	34.1%	34.2%

Global Commercial Services
Segment income	$1,990	$2,022	$2,384	$2,446	$2,352
Average segment capital	$7,107	$7,036	$6,988	$6,942	$6,829
Average goodwill and other intangibles	1,979	1,976	1,973	1,973	1,972
Average tangible segment capital	$5,128	$5,060	$5,015	$4,969	$4,857
Return on average segment capital (AK)	28.0%	28.7%	34.1%	35.2%	34.4%
Return on average tangible segment capital (AK)	38.8%	40.0%	47.5%	49.2%	48.4%

Global Merchant Services
Segment income	$1,487	$1,499	$1,504	$1,472	$1,462
Average segment capital	$2,371	$2,311	$2,248	$2,165	$2,123
Average goodwill and other intangibles	496	499	508	521	534
Average tangible segment capital	$1,875	$1,812	$1,740	$1,644	$1,589
Return on average segment capital (AK)	62.7%	64.8%	66.9%	68.0%	68.9%
Return on average tangible segment capital (AK)	79.3%	82.7%	86.5%	89.5%	92.0%

See Appendix IV for footnote references

American Express Company	(Preliminary)
Appendix III
Net Interest Yield on Card Member Loans
(Millions, except percentages and where indicated)

	Q1'16	Q4'15	Q3'15	Q2'15	Q1'15
Consolidated
Net interest income	$1,580	$1,547	$1,505	$1,423	$1,447
Exclude:
Interest expense not attributable to the Company's Card Member loan portfolio	$238	$225	$232	$248	$246
Interest income not attributable to the Company's Card Member loan portfolio	$(103)	$(90)	$(89)	$(91)	$(87)
Adjusted net interest income (AL)	$1,715	$1,682	$1,648	$1,580	$1,606
Average loans including Held for Sale (billions)	$70.8	$70.9	$69.0	$68.0	$67.6
Net interest income divided by average loans (AM)	8.9%	8.7%	8.7%	8.4%	8.6%
Net interest yield on Card Member loans (AN)	9.7%	9.4%	9.5%	9.3%	9.6%

U.S. Consumer Services
Net interest income	$1,251	$1,219	$1,201	$1,131	$1,159
Exclude:
Interest expense not attributable to the Company's Card Member loan portfolio	$19	$19	$18	$18	$17
Interest income not attributable to the Company's Card Member loan portfolio	$(5)	$(4)	$(5)	$(3)	$(4)
Adjusted net interest income (AL)	$1,265	$1,234	$1,214	$1,146	$1,172
Average loans including Held for Sale (billions)	$53.8	$53.7	$52.1	$51.1	$50.9
Net interest income divided by average loans (AM)	9.3%	9.1%	9.2%	8.9%	9.1%
Net interest yield on Card Member loans (AN)	9.5%	9.1%	9.2%	9.0%	9.4%

International Consumer and Network Services
Net interest income	$173	$176	$173	$179	$182
Exclude:
Interest expense not attributable to the Company's Card Member loan portfolio	$11	$14	$14	$14	$15
Interest income not attributable to the Company's Card Member loan portfolio	$(3)	$(4)	$(6)	$(6)	$(4)
Adjusted net interest income (AL)	$181	$186	$181	$187	$193
Average loans (billions)	$6.7	$7.0	$6.9	$7.0	$7.2
Net interest income divided by average loans (AM)	10.3%	10.1%	10.1%	10.2%	10.2%
Net interest yield on Card Member loans (AN)	10.8%	10.6%	10.5%	10.7%	10.9%

Global Commercial Services
Net interest income	$226	$217	$206	$198	$189
Exclude:
Interest expense not attributable to the Company's Card Member loan portfolio	$72	$72	$71	$72	$71
Interest income not attributable to the Company's Card Member loan portfolio	$(28)	$(28)	$(24)	$(22)	$(19)
Adjusted net interest income (AL)	$270	$261	$253	$248	$241
Average loans including Held for Sale (billions)	$10.3	$10.2	$10.0	$9.9	$9.6
Net interest income divided by average loans (AM)	8.8%	8.5%	8.3%	8.0%	7.9%
Net interest yield on Card Member loans (AN)	10.5%	10.2%	10.0%	10.0%	10.2%

See Appendix IV for footnote references

Appendix IV	(Preliminary)

All Information in the preceding tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated. Certain reclassifications of prior period amounts have been made to conform to the current period presentation. None of the prior period financial information was materially misstated.

(A)	Includes Travel Commissions and Fees which were shown separately until Q3'15.
(B)
Represents net income, less (i) earnings allocated to participating share awards of $11 million in Q1'16, and $6 million, $10 million, $11 million and $11 million in Q4'15, Q3'15, Q2'15 and Q1'15, respectively, and (ii) dividends on preferred shares of $21 million in Q1'16, and $20 million, $22 million and $20 million, in Q4'15, Q3'15 and Q2'15, respectively, and nil in Q1'15.

(C)
Within assets, "other" includes the following items as presented in the Company’s Consolidated Balance Sheets in its Form 10-Q: Other receivables, Other loans (including merchant financing loans), Premises and equipment and Other assets; and within liabilities, "other" includes the following items: Travelers Cheques and other prepaid products, Accounts payable and Other liabilities.

(D)	Refer to Appendix I for components of return on average equity, return on average common equity and return on average tangible common equity, a non-GAAP measure.
(E)
Beginning Q3’15, the calculation of book value per common share was revised to exclude shareholders’ equity from preferred share issuances. Applicable prior periods have been revised to conform to the current period presentation.

(F)	These ratios represent preliminary estimates for the current period as of the date of this Earnings Release and may be revised in the Company’s Q1'16 Form 10-Q.
(G)
Tangible Common Equity, a non-GAAP measure, excludes goodwill and other intangibles of $3.7B and preferred shares of $1.6B from total shareholders’ equity of $20.7B. The Company believes presenting the ratio of Tangible Common Equity to Risk-Weighted Assets is a useful measure of evaluating the strength of the Company’s capital position.

(H)
The Company is required to calculate a Supplementary Leverage Ratio, which is defined as Tier 1 Capital divided by Total Leverage Exposure. The Total Leverage Exposure reflects average total consolidated assets with adjustments for Tier 1 Capital deductions and includes off-balance sheet derivatives exposures, repo-style transactions and credit equivalents of undrawn commitments that are both conditionally and unconditionally cancellable.

(I)	Presented for the purpose of calculating the Tier 1 Leverage Ratio.
(J)
Estimated Common Equity Tier 1 Capital, Tier 1 Capital, Risk-Weighted Assets and Average Total Assets for Supplementary Leverage Capital purposes under the fully phased-in Basel III rules reflect the Company’s current interpretation of the fully phased-in Basel III rules using the standardized approach. The estimated fully phased-in Basel III amounts could change in the future if the Company’s business changes.

(K)
The Common Equity Tier 1 Capital ratio under the fully phased-in Basel III rules is calculated as Common Equity Tier 1 Capital under fully phased-in Basel III rules divided by estimated Risk-Weighted Assets under fully phased-in Basel III rules.

(L)
The Tier 1 Risk-Based Capital ratio under the fully phased-in Basel III rules is calculated as Tier 1 Risk-Based Capital under the fully phased-in Basel III rules divided by estimated Risk-Weighted Assets under the fully phased-in Basel III rules.

(M)
 The fully phased-in Basel III Supplementary Leverage Ratio is calculated by dividing fully phased-in Basel III Tier 1 Capital by Total Leverage Exposure (refer to Footnote H for a definition of Total Leverage Exposure).

(N)
Card billed business includes activities (including cash advances) related to proprietary cards, cards issued under network partnership agreements (non-proprietary billed business), and certain insurance fees charged on proprietary cards.  In-store spend activity within retail cobrand portfolios in GNS, from which the Company earns no revenue, is not included in non-proprietary billed business.  Card billed business is reflected in the United States or outside the United States based on where the issuer is located. Effective Q1'16, as a result of system enhancements, certain balances have been reclassified between United States and outside the United States.

(O)
Total cards-in-force represents the number of cards that are issued and outstanding.  Proprietary basic consumer cards-in-force includes basic cards issued to the primary account owner and does not include supplemental cards issued on that account.  Proprietary basic small business and corporate cards-in-force include basic and supplemental cards issued to employee Card Members.  Non-proprietary cards-in-force includes all cards that are issued and outstanding under network partnership agreements, except for retail cobrand Card Member accounts that have no out-of-store spend activity during the prior 12 month period.

(P)
Average basic Card Member spending and average fee per card are computed from proprietary card activities only. Average fee per card is computed based on net card fees, including the amortization of deferred direct acquisition costs divided by average worldwide proprietary cards-in-force.  The average fee per card adjusted, which is a non-GAAP measure, is computed in the same manner, but excludes amortization of deferred direct acquisition costs. The amount of amortization excluded for these periods was $68 million for Q1'16, and $70 million, $72 million, $61 million and $84 million for Q4'15, Q3'15, Q2'15 and Q1'15, respectively.  The Company presents adjusted average fee per card because the Company believes this metric presents a useful indicator of card fee pricing across a range of its proprietary card products.

(Q)
Effective December 1, 2015, the Company reclassified the Card Member loans and receivables related to its cobrand partnerships with Costco in the U.S. and Jetblue, to reflect them as held for sale (HFS) on the Consolidated Balance Sheets.  The loans were reclassified at their net carrying amount, inclusive of the related reserves for losses.  Accordingly, Card Member loans and receivables and the related credit metrics are presented excluding the HFS loans and receivables. Card Member loans HFS in USCS were $9.6 billion and $12.6 billion as of Q1'16 and Q4'15, respectively, and in GCS were $2.0 billion and $2.3 billion as of Q1'16 and Q4'15, respectively. Card Member receivables HFS in USCS were nil as of Q1'16 and Q4'15, and in GCS were $0.1 billion as of Q1'16 and Q4'15. Card Member loans in the GCS segment include an insignificant amount of loans related to the GCP business.

(R)
This calculation is generally designed to reflect pricing at merchants accepting general-purpose American Express cards.  It represents the percentage of billed business (generated from both proprietary and GNS Card Member spending) retained by the Company from merchants it acquires, or for merchants acquired by a third party on its behalf, net of amounts retained by such third party.

(S)	Provisions for principal, interest and/or fee reserve components.
(T)	Consists of principal, interest and/or fees, less recoveries.
(U)	Q4'15 Card Member receivables include $1 million for the Reserves transferred to HFS. All periods include foreign currency translation adjustments and other items.
(V)
The Company presents a net write-off rate based on principal losses only (i.e., excluding interest and/or fees) to be consistent with industry convention.  In addition, because the Company's practice is to include uncollectible interest and/or fees as part of its total provision for losses, a net write-off rate including principal, interest and/or fees is also presented.   The AXP net write-off rates and 30 days past due as a percentage of total relate to USCS, ICNS and GSBS Card Member receivables and loans.

(W)	GCP includes global and large corporate accounts as well as corporate middle markets/accounts.
(X)
See Appendix III for calculations of net interest yield on Card Member loans, a non-GAAP measure, and net interest income divided by average loans, a GAAP measure, and the Company's rationale for presenting net interest yield on Card Member loans.

(Y)
FX-adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e. assumes the foreign exchange rates used to determine results for Q1'16 apply to the period(s) against which such results are being compared).The Company believes the presentation of information on an FX-adjusted basis is helpful to investors by making it easier to compare the Company's performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

 (Preliminary)

(Z)	Captions not designated as “proprietary” or “GNS” include both proprietary and GNS data.
(AA)	Included in ICNS.
(AB)	Included in USCS.
(AC)	Included in GCS.
(AD)	Revised prospectively beginning in Q3'15, as a result of systems enhancements, to reclassify certain intercompany accounts.
(AE)	Segment capital represents capital allocated to a segment based upon specific business operational needs, risk measures, and regulatory capital requirements.
(AF)	Refer to Appendix II for components of return on average segment capital and return on average tangible segment capital, a non-GAAP measure.
(AG)	GSBS includes small business in the U.S. and international small business services.
(AH)
International GSBS Card Member loans and associated credit metrics continue to be reported within the international consumer business, in the ICNS segment, due to certain system limitations.  These loans are insignificant to both ICNS and GCS.

(AI)
Return on average equity and return on average common equity are calculated by dividing one year period net income/net income attributable to common shareholders by one year average total shareholders’ equity/average common shareholders' equity, respectively.

(AJ)
Return on average tangible common equity, a non-GAAP measure, is computed in the same manner as return on average common equity except the computation of average tangible common shareholders' equity, a non-GAAP measure, excludes from average common shareholders' equity, average goodwill and other intangibles. The Company believes that return on average tangible common equity is a useful measure of the profitability of its business.

(AK)
Return on average segment capital is calculated by dividing one year period segment income by one year average segment capital.  Return on average tangible segment capital, a non-GAAP measure, is computed in the same manner as return on average segment capital except the computation of average tangible segment capital, a non-GAAP measure, excludes average goodwill and other intangibles.  The Company believes that return on average tangible segment capital is a useful measure of the profitability of its business.

(AL)
Adjusted net interest income, a non-GAAP measure, represents net interest income allocated to the Company's Card Member loan portfolio excluding the impact of interest expense and interest income not attributable to the Company's Card Member loan portfolio. The Company believes adjusted net interest income is useful to investors because it is a component of net interest yield on Card Member loans.

(AM)
This calculation includes elements of total interest income and total interest expense that are not attributable to the Card Member loan portfolio, and thus is not representative of net interest yield on Card Member loans. The calculation includes interest income and interest expense attributable to investment securities and other interest-bearing deposits as well as to Card Member loans, and interest expense attributable to other activities, including Card Member receivables.

(AN)
Net interest yield on Card Member loans, a non-GAAP measure, is computed by dividing adjusted net interest income by adjusted average loans, computed on an annualized basis.  The calculation of net interest yield on Card Member loans includes interest that is deemed uncollectible. For all presentations of net interest yield on Card Member loans, reserves and net write-offs related to uncollectible interest are recorded through provisions for losses - Card Member loans; therefore, such reserves and net write-offs are not included in the net interest yield calculation. Effective January 1, 2016, net interest yield also includes an insignificant amount of net interest income and loans related to certain non-traditional Card Member loans.  The prior periods have been revised to conform with this presentation.  The Company believes net interest yield on Card Member loans is useful to investors because it provides a measure of profitability of the Company's Card Member loan portfolio.